Exhibit 10.2
AMENDMENT #2 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT
ePlus inc. (the “Company”), a Delaware corporation, and Mark P. Marron (the “Executive”) (collectively, the “Parties”) have previously entered into an Amended and Restated Employment Agreement (the “A&R Agreement”), effective September 6, 2017, and executed by Executive on November 20, 2017, and the Company on December 12, 2017, Amendment #1, effective July 16, 2018. The Employment Agreement and Amendment # 1 and are collectively referred to herein as the “Agreement.”  The Parties hereby agree to this Amendment #2 (“Amendment #2”), to be effective November 14, 2019.
1.          The following Paragraph 5(f) shall be replaced in its entirety with the following:
(f)  Provided that the Executive is covered under the Company's group health plan, the Executive shall be entitled to reimbursement by the Company for his participation in the Johns Hopkins Executive Physical Program or an equivalent diagnostic program, one time per company fiscal year during the term of employment on a date(s) of the Executive’s choosing. To be entitled for reimbursement, the Executive must promptly submit a request for reimbursement, with reasonable documentation. The Company will promptly provide reimbursement upon receipt of said promptly submitted documentation.
No other provision of the A&R Agreement is affected by this Amendment #2.
/s/ Barbara Tiano		/s/ Mark P. Marron
Barbara Tiano		Mark P. Marron
VP Human Resources		President and Chief Executive Officer

On behalf of John E. Callies
Chairman, Compensation Committee

Date:	November 18, 2019	Date:	November 18, 2019